Exhibit 99.1

AstroNova Reports Third-Quarter Fiscal 2021 Financial Results

•	Bookings of $27.9 million

•	Backlog of $23.2 million

•	Revenue of $28.0 million

•	Operating income of $0.4 million

•	Net income of $0.0 million, or $0.00 per diluted share

•	EBITDA of $1.7 million, or 6.1% of revenue

WEST WARWICK, R.I. — December 7, 2020 — AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies, today announced financial results for the fiscal 2021 third quarter ended October 31, 2020.

“Our Product Identification segment delivered both revenue and margin improvements in the quarter while Test & Measurement continued to reflect the effects of the Boeing 737 MAX grounding and COVID-19 on the commercial aerospace industry,” said Greg Woods, AstroNova’s President and Chief Executive Officer. “Overall performance was aided by continuous improvement initiatives and reduced operating expenses. During the quarter we continued to invest in new products and technologies to support growth across our businesses.

“In Product Identification, strong demand from our TrojanLabel®, QuickLabel® and GetLabels® product lines drove year-on-year and sequential growth in both revenue and operating profit,” Woods said. “Our product and technology innovations are attracting a broader base of customers to our color label and specialty printing systems. We are helping businesses across a wide spectrum of industries enhance efficiency, eliminate waste and increase brand recognition.

“In our Test & Measurement segment, growth in our defense business partly offset weakness in commercial aerospace caused by the external headwinds. Looking ahead, recent progress on the potential approval of multiple coronavirus vaccines, and the FAA’s November decision that cleared the 737 MAX for a return to service, bode well for the T&M segment as we move through fiscal 2022 and beyond,” Woods concluded.

Q3 FY 2021 Operating Segment Results

Product Identification segment revenue was $22.9 million, compared with $21.7 million in the prior-year period. Segment operating income was $3.5 million, or 15.4% of revenue, compared with $1.9 million, or 8.6% of revenue, in the prior year, reflecting both increased efficiencies and reductions in operating costs.

Test & Measurement segment revenue was $5.1 million, compared with $11.6 million in the same period of fiscal 2020, due to the continued grounding of the Boeing 737 MAX and rapid demand falloff in the aerospace industry related to COVID-19. The Test & Measurement segment recorded an operating loss of $0.8 million, or negative 14.7% of revenue, compared with segment operating income of $1.4 million, or 12.1% of revenue, in the comparable period of fiscal 2020, a direct result of declines in aerospace printer sales and adverse mix, despite lower manufacturing and operating costs.

Hardware revenue dropped to $7.7 million, compared with $12.2 million in the prior-year period due to Test & Measurement weakness. Supplies revenue was $18.0 million versus $17.7 million in the same period of fiscal 2020. Service/other revenue was $2.4 million, compared with $3.5 million a year earlier.

Q3 FY 2021 Results Summary

Revenue totaled $28.0 million, compared with $33.3 million in the year-earlier period, with a decline in Test & Measurement revenue partly offset by higher revenue in the Product Identification segment.

Gross profit was $9.7 million, or 34.7% of revenue, compared with $12.3 million, or 36.9% of revenue, in the same period of fiscal 2020. The decrease reflected lower revenue and less favorable product mix in the 2021 period, primarily in the Test & Measurement segment.

Operating expenses totaled $9.3 million, down 21.4% compared with $11.9 million in the third quarter of fiscal 2020, reflecting the Company’s cost-reduction actions.

Operating income was $0.4 million in the third quarters of fiscal 2021 and 2020.

Other expense included foreign exchange losses resulting from the weaker Euro and Danish Kroner on exposures in those currencies and higher interest expense.

Net income was $12,000, or $0.00 per share, compared with net income of $0.5 million, or $0.06 per diluted share, for the third quarter of fiscal 2020.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) were $1.7 million, compared with $2.0 million in the third quarter of fiscal 2020. EBITDA is a non-GAAP financial measure explained in greater detail below under “Use of Non-GAAP Financial Measure.” Please refer to the financial reconciliation table included in this news release for a reconciliation of EBITDA to net income for the fiscal third quarters ended October 31, 2020 and November 2, 2019.

Bookings were $27.9 million, compared with $32.6 million in the third quarter of fiscal 2020.

Backlog at October 31, 2020 was $23.2 million versus $20.8 million at the end of the fiscal 2020 third quarter.

Recent Highlights

•

AstroNova launched a range of new products that expanded its addressable market beyond label printing at the PACK EXPO Connects 2020 international packaging tradeshow. These products included the TrojanLabel T2-C Print and Apply Solution that eliminates intermediate steps in the typical labeling process. Also demonstrated were in-line barcode verification systems and label finishing systems.

•

AstroNova received an exclusive, multi-year commitment from a major North American air carrier to purchase the Company’s ToughWriter brand of narrow-format flight deck printers for the carrier’s Boeing 737 aircraft.

Q3 FY 2021 Conference Call

AstroNova will discuss its third-quarter fiscal 2021 financial results in an investor conference call at 9:00 a.m. ET today. To participate on the conference call, please dial (800) 367-2403 (U.S. and Canada) or (334) 777-6978 (International) approximately 10 minutes prior to the start time and enter confirmation code 2309769.

You can hear a replay of the conference call from 12:00 p.m. ET Monday, December 7, 2020 until 12:00 p.m. ET on Monday, December 14, 2020 by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International). The passcode is 2309769. A real-time and an archived audio webcast of the call will be available through the “Investors” section of the AstroNova website, https://investors.astronovainc.com.

Use of Non-GAAP Financial Measure

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release contains the non-GAAP financial measure earnings before interest, taxes, depreciation, and amortization (EBITDA). AstroNova believes that the inclusion of this non-GAAP financial measure helps investors gain a meaningful understanding of changes in the Company’s core operating results, and also can help investors who wish to make comparisons between AstroNova and other companies on both a GAAP and a non-GAAP basis. AstroNova’s management uses EBITDA, in addition to GAAP financial measures, as the basis for measuring its core operating performance and comparing such performance to that of prior periods and to the performance of its competitors. EBITDA also is used by the Company’s management to assist with their financial and operating decision-making.

About AstroNova

AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies since 1969, designs, manufactures, distributes, and services a broad range of products that acquire, store, analyze, and present data in multiple formats. The Product Identification segment offers a complete line-up of labeling hardware and supplies, allowing customers to mark, track, and enhance their products’ appearance. The segment is comprised of three business units: QuickLabel®, the industry leader in tabletop digital color label printing; TrojanLabel®, an innovative leader for professional label presses; and GetLabels™, the premier supplier of label materials, inks, toners, ribbons, and adhesives, all compatible with the major printer brands. Supported by AstroNova’s customer application experts and technology leadership in printing, material science, and high-speed data processing, customers benefit from an optimized, “total solution” approach. The Test and Measurement segment includes the AstroNova Aerospace business unit, which designs and manufactures flight deck printers, networking hardware, and related accessories serving the world’s aerospace and defense industries with proven advanced airborne technology solutions for the cockpit and the cabin; and the Test and Measurement business unit, which offers a suite of products and services that acquire, record, and analyze electronic signal data from local and networked sensors. AstroNova is a member of the Russell Microcap® Index and the LD Micro Index (INDEXNYSEGIS: LDMICRO). Additional information is available by visiting www.astronovainc.com.

Forward-Looking Statements

Information included in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but rather reflect our current expectations concerning future events and results. These statements may include the use of the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “continues,” “may,” “will,” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning the Company’s anticipated performance, clearance of the 737 MAX to return to service, and the potential approval of a coronavirus vaccine, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and factors include, but are not limited to, those factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020 and subsequent filings AstroNova makes with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.

ASTRONOVA, INC.

Condensed Consolidated Statements of Income

In Thousands Except for Per Share Data

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Net Revenue	$28,017	$33,318	$86,595	$102,967
Cost of Revenue	18,282	21,021	56,218	64,454
Gross Profit	9,735	12,297	30,377	38,513

Total Gross Profit Margin	34.7%	36.9%	35.1%	37.4%

Operating Expenses:
Selling & Marketing	5,553	6,944	17,033	20,122
Research & Development	1,412	2,076	4,845	5,868
General & Administrative	2,353	2,830	7,214	8,445

Total Operating Expenses	9,318	11,850	29,092	34,435
Operating Income	417	447	1,285	4,078

Total Operating Margin	1.5%	1.3%	1.5%	4.0%

Other Expense, net	437	238	459	788

Income (Loss) Before Taxes	(20)	209	826	3,290
Income Tax (Benefit) Provision	(32)	(247)	379	182

Net Income	$12	$456	$447	$3,108

Net Income per Common Share - Basic	$0.00	$0.06	$0.06	$0.44

Net Income per Common Share - Diluted	$0.00	$0.06	$0.06	$0.43

Weighted Average Number of Common Shares - Basic	7,120	7,047	7,100	7,013
Weighted Average Number of Common Shares - Diluted	7,185	7,199	7,137	7,272

ASTRONOVA, INC.

Balance Sheet

In Thousands

(Unaudited)

	October 31, 2020	January 31, 2020
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$9,603	$4,249
Accounts Receivable, net	15,662	19,784
Inventories, net	30,868	33,925
Prepaid Expenses and Other Current Assets	2,769	2,193

Total Current Assets	58,902	60,151
PROPERTY, PLANT AND EQUIPMENT	50,252	48,046
Less Accumulated Depreciation	(38,308)	(36,778)

Property, Plant and Equipment, net	11,944	11,268
OTHER ASSETS
Intangible Assets, net	22,413	25,383
Goodwill	12,466	12,034
Deferred Tax Assets	5,099	5,079
Right of Use Asset	1,436	1,661
Other Assets	1,049	1,088

TOTAL ASSETS	$113,309	$116,664

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$4,825	$4,409
Accrued Compensation	2,749	2,700
Other Liabilities and Accrued Expenses	3,481	4,711
Current Portion of Long-Term Debt	4,984	5,208
Revolving Credit Facility	—	6,500
Current Portion of Royalty Obligation	2,000	2,000
Current Liability – Excess Royalty Payment Due	147	773
Deferred Revenue	313	466

Total Current Liabilities	18,499	26,767
NON-CURRENT LIABILITIES
Long-Term Debt, net of current portion	8,488	7,715
Royalty Obligation, net of current portion	6,624	8,012
Long-Term Debt - PPP Loan	4,422	—
Lease Liability, net of current portion	1,105	1,279
Other Long-Term Liabilities	657	1,081
Deferred Tax Liabilities	476	435

TOTAL LIABILITIES	40,271	45,289
SHAREHOLDERS’ EQUITY
Common Stock	521	517
Additional Paid-in Capital	57,894	56,130
Retained Earnings	49,248	49,298
Treasury Stock	(33,568)	(33,477)
Accumulated Other Comprehensive Loss, net of tax	(1,057)	(1,093)

TOTAL SHAREHOLDERS’ EQUITY	73,038	71,375

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$113,309	$116,664

ASTRONOVA, INC.

Revenue and Segment Operating Profit

In Thousands

(Unaudited)

	Revenue		Segment Operating Profit (Loss)		Revenue		Segment Operating Profit (Loss)
	Three Months Ended		Three Months Ended		Nine Months Ended		Nine Months Ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Product Identification	$22,898	$21,749	$3,521	$1,880	$66,907	$67,484	$9,813	$6,990
Test & Measurement	5,119	11,569	(751)	1,397	19,688	35,483	(1,314)	5,533

Total	$28,017	$33,318	2,770	3,277	$86,595	$102,967	8,499	12,523

Corporate Expenses			2,353	2,830			7,214	8,445

Operating Income			417	447			1,285	4,078
Other Expense, net			437	238			459	788

Income (Loss) Before Income Taxes			(20)	209			826	3,290
Income Tax (Benefit) Provision			(32)	(247)			379	182

Net Income			$12	$456			$447	$3,108

ASTRONOVA, INC.

Reconciliation of Net Income to EBITDA

Amounts in Thousands

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Net Income – GAAP	$12	$456	$447	$3,108
Interest Income	(3)	(1)	(6)	(4)
Interest Expense	286	206	707	513
Income Tax Expense	(32)	(247)	379	182
Depreciation/Amortization	1,438	1,550	4,572	4,692

EBITDA	$1,701	$1,964	$6,099	$8,491

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